Free Writing Prospectus
Filed pursuant to Rule 433
Registration Statement No. 333-162195
Dated: November 9, 2011

PowerSharesETNs.com - Japan Fixed Income

The PowerShares DB 3x Japanese Govt Bond Futures Exchange Traded Notes (Symbol:
JGBT), PowerShares DB Japanese Govt Bond Futures Exchange Traded Notes (Symbol:
JGBL) (collectively, the "PowerShares DB JGB Futures ETNs") and the PowerShares
DB Inverse Japanese Govt Bond Futures Exchange Traded Notes (Symbol: JGBS) and
PowerShares DB 3x Inverse Japanese Govt Bond Futures Exchange Traded Notes
(Symbol: JGBD) (collectively, the "PowerShares DB Inverse JGB Futures ETNs", together with the PowerShares DB JGB Futures ETNs, the "ETNs") are the first exchange-traded products to provide investors with leveraged or unleveraged exposure to the U.S. dollar value of the returns of a long Japanese sovereign bond futures index or a short Japanese sovereign bond futures index, repectively.

The ETNs are senior unsecured obligations issued by Deutsche Bank AG, London
Branch.

The PowerShares DB JGB Futures ETNs are based on the DB USD JGB Futures Index
(the "Long JGB Futures Index"), which is intended to measure the performance of a notional long position in 10-year JGB Futures. The PowerShares DB Inverse JGB
Futures ETNs are based on the DB USD Inverse JGB Futures Index (the "Short JGB
Futures Index"), which is intended to measure the performance of a notional short position in 10-year JGB Futures. The underlying assets of 10-year JGB
Futures are Japanese-government issued debt securities ("JGBs") with a remaining term to maturity of not less than 7 years and not more than 11 years as of their issue date and the futures contract delivery date. The returns of each ETN are obtained by combining the monthly returns or three times the monthly returns from the relevant JGB futures index with the returns of the DB
3-Month T-Bill Index (the "TBill Index"), less investor fees. Investors can buy and sell the ETNs on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the index less investor fees. The issuer has the right to redeem the ETNs at the repurchase value at any time.

Investors may redeem the ETNs in blocks of no less than 50,000 securities and multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement. Redemptions may include a fee of up to $0.03 per security.

JGB Futures              Inverse JGB Futures
Fact Sheet Prospectus    Fact Sheet Prospectus
------------------------ --------------------- -------------------- ------------ ----------- -----------
Financial Details
                                               JGBT                 JGBL         JGBS        JGBD
                                               11/8/2011            11/8/2011    11/8/2011   11/8/2011
Last Update
                                               12:00 AM EST         12:00 AM EST 4:30 PM EST 4:30 PM EST
Price                                          21.33                20.48        0.00        0.00
Indicative Intra-day Value                     21.54                20.48        0.00        0.00
Last End of Day RP Value                       21.4939              20.4675      0           0
Last Date for End of Day Value                 11/7/2011            11/7/2011    11/7/2011   11/7/2011
---------------------------------------------- -------------------- ------------ ----------- -----------
ETN History (1) (Changes of $10,000 investment since March 22, 2011)

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PowerSharesETNs.com - Japan Fixed Income

Index History(1) (since September 20, 2010)
As of November 2, 2011

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11/9/2011

ETN  and  Index Data
Ticker Symbols
3x JGB Futures                   JGBT
JGB Futures                       JGBL
Inverse JGB Futures              JGBS
3x Inverse JGB Futures           JGBD
Intraday Indicative Value Symbols
3x JGB Futures                 JGBTIV
JGB Futures                    JGBLIV
Inverse JGB Futures            JGBSIV
3x Inverse JGB Futures         JGBDIV
CUSIP Symbols
3x JGB Futures             25154W209
JGB Futures                25154W308
Inverse JGB Futures        25154P170
3x Inverse JGB Futures     25154P188
Details
ETN price at inception          $20.00
Inception date              3/22/2011
Inception date (Inverse)   11/08/2011
Maturity date               3/31/2021
Maturity date (Inverse)    11/30/2021
Yearly investor fee (JGBT)      0.95%
Yearly investor fee (JGBL)      0.50%
Yearly investor fee (JGBS)      0.50%
Yearly investor fee (JGBD)      0.95%

Long ETN Performance  and  Index History (%) (1)
                                                                                   Since
Data as of 9/30/2011                              1 Year     2 Year        ETN Inception
ETN Performance
3x JGB Futures                                       -          -                 5.76
JGB Futures                                          -          -                 1.80
Index History (1) (since September 20, 2010)
Long JGB Futures Index                           0.73           -                 2.05
Comparative Indexes (2)
S and P 500                                          1.15           -               -11.87
Barclays Capital U. S. Aggregate                  5.26           -                 5.91
------------------------------- ----------- ------------ ----------------- -------------
Short ETN Performance  and  Index History (%) (1)
                                                  Since Short JGB Futures          Since
Data as of 11/2/2011             1 Year 2 Year           Index Publication ETN Inception
ETN Performance
Inverse JGB Futures                 -       -                          -              -
3x Inverse JGB Futures              -       -                          -              -
Index History (1) (since September 20, 2010)
Short JGB Futures Index         -1.46       -                     -1.86               -
Comparative Indexes (2)
S and P 500                         4.16        -                      7.99               -
Barclays Capital U. S. Aggregate 5.30        -                      5.84               -
------------------------------- ----------- ------------ ----------------- -------------
Long Index Weights
As of 11/8/2011
Contract                            Contract Expiry Date                    Weight (%)
JPN 10Y BOND FUTURE                          12/9/2011                          100.00

PowerSharesETNs.com - Japan Fixed Income

Leverage Reset
                     Monthly
Frequency
Listing exchange   NYSE Arca
DB USD JGB Futures
                   DBBNJGBL
Index
DB USD Inverse JGB
                   DBBNJGBS
Futures Index

Issuer
Deutsche Bank AG, London Branch Senior Unsecured Obligations

Risks

Non-principal protected Leveraged losses Subject to an investor fee Limitations on repurchase Concentrated exposure Credit risk of the issuer Issuer call right

Benefits

Leveraged or unleveraged long or short notes Relatively low cost Intraday access Listed

Short Index Weights
As of 11/8/2011
Contract            Contract Expiry Date    Weight (%)
JPN 10Y BOND FUTURE          12/9/2011        -100.00
Source: Invesco PowerShares, Bloomberg L.P.

(1) ETN performance figures are based on repurchase value. Repurchase value is the current principal amount x applicable index factor x fee factor. See the prospectus for more complete information. ETN performance is based on a combination of three times the monthly returns, for the 3x JGB Futures ETNs, or the monthly returns, for the JGB Futures ETNs, from the Long JGB Futures Index plus the monthly returns from the T-Bill Index and three times the monthly returns, for the 3x Inverse JGB Futures ETNs, or the monthly returns, for the
Inverse JGB Futures ETNs, from the Short JGB Futures Index plus the monthly returns from the T-Bill Index, resetting monthly as per the formula applied to the ETNs, less the investor fee. The T-Bill Index is intended to approximate the returns from investing in 3-month United States Treasury bills on a rolling basis.

Short JGB Futures Index history is for illustrative purposes only and does not represent actual performance of PowerShares DB Inverse JGB Futures ETNs. The inception date of the Long JGB Futures Index and the Short JGB Futures Index is
September 20, 2010. Index history does not reflect any transaction costs or expenses. Indexes are unmanaged, and you cannot invest directly in an index.
PAST
PERFORMANCE DOES NOT GUARANTEE FUTURE RESULTS.

(2) The S and P 500([R]) Index is an unmanaged index used as a measurement of change in stock market conditions based on the performance of a specified group of common stocks. The Barclays Capital U.S. Aggregate Index is an unmanaged index considered representative of the U.S. investment-grade, fixed-rate bond market.

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents filed by
Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
powersharesetns.com | dbfunds.db.com/notes or EDGAR on the SEC website at
www.sec.gov. Alternatively, you may request a prospectus by calling 800 983
0903 | 877 369 4617, or you may request a copy from any dealer participating in this offering.

Important Risk Considerations
Each security offers investors exposure to the month-over-month performance of its respective index measured from the first calendar day to the last calendar day of each month and the amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the respective index during the term of the ETNs. The leveraged ETNs may not be suitable for investors seeking an investment with a term greater than the time remaining to the next monthly reset date and should be used only by knowledgeable investors who understand the potential adverse consequences of seeking longer-term leveraged investment results by means of securities that reset their exposure monthly, resulting in the compounding of monthly returns. Investing in the ETNs is not equivalent to a direct investment in the applicable index or index components. The principal amount is also subject to the monthly application of the investor fee, which can adversely affect returns. There is no guarantee that you will receive at maturity, or upon an earlier repurchase, your initial investment back or any return on that investment. Significant adverse monthly performances of your ETNs may not be offset by any beneficial monthly performances.

The ETNs are senior unsecured obligations of Deutsche Bank AG, London Branch, and the amount due on the ETNs is dependent on Deutsche Bank AG, London
Branch's ability to pay. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the ETNs include limited portfolio diversification, uncertain principal repayment, uncertain tax treatment, trade price fluctuations, illiquidity and leveraged losses. The investor fee will reduce the amount of your return at maturity or upon redemption of your ETNs even if the value of the relevant index has increased. If at any time the repurchase value of the ETNs is zero, the relevant ETNs will be accelerated and you will lose your entire investment in such ETNs. As described in the pricing supplement, Deutsche

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11/9/2011

PowerSharesETNs.com - Japan Fixed Income

Bank may redeem the ETNs for an amount in cash equal to the repurchase value.

The ETNs may be sold throughout the day on NYSE Arca through any brokerage account. There are restrictions on the minimum number of ETNs that you may redeem directly with Deutsche Bank AG, London Branch, as specified in the applicable pricing supplement. Ordinary brokerage commissions apply. Sales in the secondary market may result in losses.

The ETNs provide concentrated exposure to 10-year JGB futures contracts. The market value of the ETNs may be influenced by many unpredictable factors, including, among other things, changes in supply and demand relationships, changes in interest rates, changes in currency exchange rates, and monetary and other governmental actions, each in the U.S. or Japan.

The 3x JGB Futures ETN and the 3x Inverse JGB Futures ETN are leveraged investments. As such, they are likely to be more volatile than unleveraged investments. There is also a greater risk of loss of principal associated with leveraged investments than with unleveraged investments.

PowerShares([R]) is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC is an indirect, wholly owned subsidiary of Invesco Ltd.

Certain marketing services may be provided for these products by Invesco
Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management
LLC. Invesco Distributors, Inc. will be compensated by Deutsche Bank or its affiliates for providing these marketing services. Neither Invesco
Distributors, Inc. or Invesco PowerShares Capital Management LLC are affiliated with Deutsche Bank.

An investor should consider the ETNs' investment objectives, risks, charges and expenses carefully before investing.

An investment in the ETNs involves risks, including the loss of some or all of the principal amount. For a description of the main risks, see "Risk Factors"
in the applicable pricing supplement and the accompanying prospectus supplement and prospectus.

Not FDIC Insured -- No Bank Guarantee -- May Lose Value

This material must be accompanied or preceded by a prospectus. Before investing, please read the prospectus carefully.

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